UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2006

GUITAR CENTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Plan Amendment. At our annual meeting of stockholders held on April 28, 2006, our stockholders approved an amendment to the 2004 Guitar Center, Inc. Incentive Stock Award Plan (the “2004 Plan”) to increase the number of shares reserved for issuance under the 2004 Plan by 700,000, to an aggregate of 2.8 million. The full text of the amendment is included in our definitive proxy statement filed with the Securities and Exchange Commission on March 22, 2006 and is incorporated herein by reference.

Named Executive Officer Compensation. The compensation committee of our Board of Directors approved an increase in the percentage of salary for which bonus compensation is potentially payable to Erick Mason, a named executive officer, from 50% to 75% per annum in connection with Mr. Mason’s appointment as our Chief Financial Officer.

Long-Term Incentive Plan Awards. On April 29, 2006, the compensation committee of our Board of Directors made long-term incentive compensation awards in the form of stock options under the 2004 Plan, as follows: Marty Albertson (32,000); Robert Eastman (8,000); Erick Mason (7,000); Leland Smith (7,000); and Kenneth O’Brien (7,000). These grants were made at an exercise price of $53.78, the fair market value of shares of our common stock as calculated pursuant to the terms of the 2004 Plan, and will vest over four years, three years in the case of the grant to Marty Albertson pursuant to a previously existing employment agreement. In connection with the grants, the corresponding form of grant award agreements will be amended to provide for acceleration of the grants in the event of a change of control of the company and will provide for exercise for a period of one year following termination of the recipient without cause or for good reason.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At our annual meeting of stockholders held on April 28, 2006, our stockholders approved an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock of the company from 55 million to 100 million. The full text of the amendment is included in our definitive proxy statement filed with the Securities and Exchange Commission on March 22, 2006 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: May 4, 2006
	By:	/s/ Erick Mason
Erick Mason, Executive Vice President and Chief Financial Officer